                                  EXHIBIT 10.15
                              EMPLOYMENT AGREEMENT
                             For Charles C. Pearson

                              EMPLOYMENT AGREEMENT
                              --------------------

     EMPLOYMENT AGREEMENT (this "Agreement") entered into this 17th day of October, 2000, by and between WAYPOINT FINANCIAL CORP., a Pennsylvania corporation (the "Company"), with its principal office in Harrisburg, Pennsylvania, and CHARLES C. PEARSON, JR., a resident of Pennsylvania ("Executive"). Any reference herein to the "Bank" shall refer to WAYPOINT BANK, a wholly-owned subsidiary of the Company.

     WHEREAS, Harris Financial, MHC, a Pennsylvania mutual holding company (the "Mutual Holding Company") and Executive entered into an employment agreement dated December 19, 1997, which set forth the terms and conditions of the Executive's employment with the Mutual Holding Company; and

     WHEREAS, the Mutual Holding Company adopted a Plan of Conversion and Reorganization on March 27, 2000, pursuant to which it will convert to a stock holding company and will be succeeded by the Company; and

     WHEREAS, to reflect the conversion of the Mutual Holding Company to stock form and the concurrent merger of York Financial Corp. into the Company, the Company and Executive wish to enter into this Agreement which will (i) replace and supercede the employment agreement initially entered into between Executive and the Mutual Holding Company dated December 19, 1997, and (ii) evidence the terms and conditions of Executive's appointment and continued employment as President and Chief Executive Officer of the Company.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.    Employment. The Company hereby agrees to employ Executive, and
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Executive hereby accepts such employment and agrees to perform his duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

     1. 1. Employment Term. The term of Executive's employment under this
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Agreement will begin on October 17, 2000 (the "Effective Date") and will continue until October 16, 2003; provided, however, that on _______________ of each calendar year, the term of this Agreement will automatically extend for an additional year renewal unless one party notifies the other, in writing at least 60 days prior to the end of the then current term, that the Agreement will not be further renewed or until the agreement is terminated in accordance with
Section 5 or Section 6. The period commencing as of the Effective Date and ending on the date on which the term of Executive's employment under this Agreement terminates is hereinafter referred to as the "Employment Term".

     1.2. Duties and Responsibilities. Executive shall serve as President and
          ---------------------------
Chief Executive Officer and Chairman of the Board of the Company during the Employment Term. The Company shall nominate Executive to be elected as a member of its Board of Directors (the "Board"), the Board shall support such nomination, and, if Executive is elected to the Board, the Board shall appoint Executive as Co-Chairman of the Board of Directors and as Chairman of the Board of Directors upon the vacancy of one of the Co-Chairman of the Board positions. Executive agrees to serve as a director and Co-Chairman or Chairman of the Board of Directors during the Employment Term. Executive also shall serve as President and Chief Executive Officer of the Bank, and the Board shall cause the Company to elect Executive as a director and Chairman of the Board of the Bank, and Executive agrees to serve as a director of the Bank. During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to such positions as may be assigned to him by the Board of the Company and the Bank.

     1.3. Extent of Service. During the Employment Term, Executive agrees to use
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his best efforts to carry out his duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all his business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from continuing in any director capacities in which he is currently involved or from making investments in other businesses or enterprises, provided that Executive agrees not to engage in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with his ability to discharge his duties and responsibilities to the Company. Executive further agrees not to accept any new positions on either a part time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Board.

     1.4. Base Salary. For all the services rendered by Executive hereunder, the
          -----------
Company or the Bank shall pay Executive a base salary ("Base Salary"), commencing on the Effective Date, at the annual rate of $____________, payable in installments at such times as the Company or the Bank customarily pays its other senior level executives (but in any event no less often than monthly). Executive's Base Salary for each year shall be reviewed annually during the Company's regular annual salary review process for appropriate adjustment (but shall not be reduced below the then current level) by the Board pursuant to its normal performance review policies for senior level executives.

     1.5. Retirement and Benefit Coverage and Perquisite. During the Employment
          ----------------------------------------------
Term, Executive shall be entitled to participate in all (a) employee pension and retirement plans and programs ("Retirement Plans") and (b) welfare benefit plans and programs ("Benefit Coverages"), in each case made available to the Company's or the Bank's senior level executives as a group or to its employees generally, as such Retirement Plans or Benefit Coverages may be in effect from time to time. Notwithstanding the terms of any of the Retirement Plans, Executive shall at all times after the Effective Date have a fully vested right to all benefits earned under such Retirement Plans payable under such Retirement Plans or by the Company where the effect of granting such full vesting would present a qualification issue for any such Retirement Plan under the applicable tax laws. Executive also shall be entitled to an automobile, country club initiation fees, dues and assessments and any other executive perquisites all in accordance with the Company's policy for senior executives.

     1.6. Reimbursement of Expenses; Vacation. Executive shall be provided with
          -----------------------------------
reimbursement of expenses related to his employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to vacation (six weeks in calendar year 2000) and holidays in accordance with the Company's or the Bank's normal personnel policies for senior level executives.

     1.7. Short-Term Incentive Compensation. Executive shall be entitled to
          ---------------------------------
participate in any short-term incentive compensation programs established by the Company or the Bank for its senior level executives generally. Bonuses under such programs shall be based upon achievement of certain annual individual or business performance objectives specified and approved by the Board (or a Committee thereof) in its sole discretion.

     1.8. Long-Term Incentive Compensation Stock Option.
          ---------------------------------------------

          (a) Executive shall also be entitled to participate in all long-term incentive compensation programs, including but not limited to stock option plans and stock recognition or award plans, established by the Company for its senior level executives generally. Bonuses under such programs shall be based upon achievement of certain individual or business performance objectives specified and approved by the Board (or a Committee thereof) in its sole discretion.

          (b) On December 5, 1999 (the "Grant Date"), Executive was granted a non-qualified stock option, pursuant to the terms of the Company's Incentive Stock Option Plan (the "Plan") to purchase 50,000 shares of the Company's common stock at an exercise price per share equal to the closing price of the Company's common stock as listed on the NASDAQ National Market on the Grant Date (the "Exercise Price"). Such Option is exercisable in five installments on each of the first five anniversaries of the Grant Date if Executive is employed by the Company on each such anniversary date, except as otherwise provided in this Agreement. Notwithstanding the foregoing, an adjustment or adjustments shall be made to the non-qualified option to the extent provided in Exhibit A to this Agreement. Upon the Executive's termination of employment from the Company for any reason other than disability, retirement, death or "cause" (as defined in Section 5.3), such option shall be exercisable only to the extent vested as of the date of termination and shall be exercisable until the earlier of (i) the 10th anniversary of the Grant Date or (ii) three months from the date of termination. In the event of the Executive's termination of employment from the Company for "cause," all rights under such option shall immediately expire upon termination. In the event of the Executive's termination of employment from the Company by reason of death, disability or retirement, such option shall be exercisable by the Executive (or his legal representatives or beneficiaries) for a period of one year following the date of Executive's death, retirement or cessation of employment due to disability. In no event shall the exercise period extend beyond the expiration of the option term.

          (c) On the Grant Date, Executive also was granted an incentive stock option, pursuant to the terms of the Plan, to purchase 25,000 shares of Company's common stock at a price per share equal to the closing price of the Company's common stock on the NASDAQ National Market on the Grant Date. Such incentive stock option is exercisable in five installments on each of the first five anniversaries of the Grant Date if Executive is employed by the Company on each such anniversary date, except as otherwise provided in this Agreement. Upon the Executive's termination of employment from the Company for any reason other than disability, retirement, death or "cause" (as defined in Section 5.3), such option shall be exercisable only to the extent vested as of the date of termination and shall be exercisable until the earlier (i) the 10th anniversary of the Grant Date or (ii) three months from the date of termination. In the event of the Executive's termination of employment from the Company for "cause," all rights under such option shall immediately expire upon termination. In the event of the Executive's termination of employment from the Company by reason of death, disability or retirement, such option shall be exercisable by the Executive (or his legal representatives or beneficiaries) for a period of one year following the date of Executive's death, retirement or cessation of employment due to disability; provided, that such option shall not be eligible for treatment as an incentive stock option to the extent such option is exercised more than three months following the date of the Executive's retirement. In no event shall the exercise period extend beyond the expiration of the option term.

     2.   Confidential Information. Executive recognizes and acknowledges that
          ------------------------
by reason of his employment by and service to the Company before, during and, if applicable, after the Employment Term, he has had and will continue to have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how", customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Board, at any time during the course of his employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of his duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment he will not, directly or indirectly, use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information in which case Executive will inform the Company in writing promptly of such required disclosure, but in any event at least two business days prior to disclosure, provided, however, if prior notice is not possible, then as soon thereafter as reasonably practicable. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of his employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Board, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of his duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, Executive agrees immediately to return to the Company all written Confidential Information in his possession.

     3.   Non-Compete Obligation. Executive agrees that during the term of this
          ----------------------
Agreement and for a period of two years after the end of the Employment Term, Executive shall not, directly or indirectly, engage in (as principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise, with or without compensation) or hold a financial interest in any firm or organization engaged in the business of banking (including, but not limited to, the providing of wholesale banking services, consumer financial services, retail banking, trust and investment management services, electronic payment services, secured and unsecured loan and financing services, real estate financing services, asset and investment management and fiduciary services, cash management services, consumer and commercial credit card services, merchant card services, card processing services, and electronic transaction processing services) or which otherwise is engaged in competition with the Company, or its subsidiaries or affiliates, within sixty miles of Harrisburg, Pennsylvania.

     Executive shall not entice or solicit, directly or indirectly, any other executives or key management personnel of the Company (or any subsidiary) to work with Executive or any entity with which Executive has affiliated for a period of two years after the end of the Employment Term. Executive shall also not entice or solicit, directly or indirectly, any client or customer of the Company (or any subsidiary) for any competitor or in any competitive activity for a period of two years after the end of the Employment Term.

     The foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than 5% of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

     4.   Enforcement of Obligations. Executive acknowledges that the
          --------------------------
restrictions contained in Sections 2 and 3 are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Executive further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect to this Agreement; and (ii) that he has, prior to execution of this Agreement, reviewed thoroughly this Agreement with his counsel. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of Sections 2 and 3, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 2 and 3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement in which any party is seeking in whole or in part any form of equitable relief, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in any court of competent jurisdiction in Dauphin County, Pennsylvania; (ii) consents to the non-exclusive jurisdiction of any court in any such suit, action or proceeding; and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10.

     5.   Termination. The Employment Term shall terminate upon the occurrence
          -----------
of any one of the following events:

     5.1  Disability. The Company may terminate the Employment Term if Executive
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is
unable substantially to perform his duties and responsibilities hereunder to the full extent required by the Board by reason of illness, injury or incapacity for six consecutive months, or for more than six months in the aggregate during any period of twelve calendar months provided that the Company shall continue to pay the Executive his Base Salary for one year following termination by the Company, and provided further, that any amounts actually paid to Executive pursuant to any disability insurance or other similar program which the Company has provided or may provide on behalf of its employees shall reduce the compensation to be paid to Executive pursuant to this paragraph. In addition, Executive shall be entitled to receive (i) any other amounts earned, accrued or owing but not yet paid under Section 1 above and (ii) any other benefits, including the extension of the period to exercise the stock options described in Sections 1.8(b) and
(c), in accordance with the terms of any applicable plans and programs of the Company including the health coverage described in Section 5.4. Otherwise, the Company shall have no further liability or obligation to Executive for compensation under this Agreement. Executive agrees, in the event of a dispute under this Section 5. 1, to submit to a physical examination by a licensed physician selected by the Board.

     5.2. Death. This Agreement shall terminate in the event of Executive's
          -----
death. In such event, the Company shall pay to Executive's executors, legal representatives or administrators, as applicable, an amount equal to Executive's Base Salary, on a monthly basis, at the rate in effect at the time of Executive's death, for a period of one (1) year from the date of Executive's death. In addition, (i) Executive's estate shall be entitled to receive any other amounts earned, accrued or owing but not yet paid under Section 1 above and (ii) any other benefits, including the extension of the period to exercise the stock options described in Sections 1.8(b) and (c), in accordance with the terms of any applicable plans and programs of the Company and Executive's spouse shall be entitled to the health coverage described in Section 5.4 until she attains age 65 or eligibility for Medicare, if later. Otherwise, the Company shall have no further liability or obligation under this Agreement to the executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

     5.3. Cause. The Company may terminate this Employment Term at any time for
          -----
"cause" upon 30 days' written notice, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued, and Executive's right to exercise the stock options and/or stock awards provided by
Section 1. 8 shall immediately terminate. Executive shall remain entitled to any other benefits in accordance with the terms of any applicable plans and programs of the Company. For purposes of this Agreement, Termination for cause shall include termination because of Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. For purposes of this Agreement, an act or omission on the part of Executive shall be deemed "willful" only if it was not due primarily to an error in judgment or negligence and was done by Executive not in good faith and without reasonable belief that the act or omission was in the best interest of the Company.

     5.4. Termination or Non-Renewal Without Cause. The Company may terminate
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Executive's employment hereunder at any time without cause, or give Executive notice that it does not intend to renew the Agreement (in either case the Employment Term shall be deemed to have ended), upon not less than 60 days' prior written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and subject to the provisions of Sections 2 and 3, shall be allowed to seek other employment. In addition, Executive shall be entitled to voluntarily terminate employment with the Company (and such termination shall be deemed a constructive termination) upon one or more of the following occurrences:

          (a) any failure of the Company to comply with and satisfy any of the terms of this Agreement, including the appointment or election of Executive to the officer and director positions specified in Section 1.2 hereof;

          (b) any change resulting in a reduction by the Company of the authority, duties or responsibilities of Executive;

          (c) any reduction by the Company of Executive's compensation level or removal from the officer positions which Executive holds as of the Effective Date hereof except in connection with promotions to higher office; or

          (d) the requirement that Executive undertake business travel (or commuting in excess of fifty miles each way) to an extent substantially greater than is reasonable and customary for the position Executive holds.

          Upon any such termination (whether actual or constructive) or non-renewal pursuant to this Section 5.4, and assuming Executive executes (and does not revoke) a mutual release in favor of the Company and Executive in the form attached hereto as Exhibit B, Executive shall be entitled to receive a single lump sum payment within 30 days (or, at Executive's discretion, payable over 36 months) equal to three times the sum of (i) his annual rate of Base Salary and (ii) his annual short term incentive compensation otherwise payable under Section 1.7 at the "target" level established under the Company's Annual Incentive Plan for the full year of the removal or non-renewal, in lieu of any amount due to Executive under the Company's then current severance pay plan for employees. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any other benefits in accordance with the terms of any applicable plans and programs of the Company, and all options to purchase shares of stock of the Company shall become fully vested and all restrictions on shares of stock of the Company previously granted to Executive shall lapse and shall not be subject to any further conditions, and such options shall be exercisable as provided in Section 1.8. In addition, Executive and his spouse and dependents shall be eligible, at the Company's expense, for health coverage under the Company's medical plan, as in effect from time to time, until Executive and his spouse, as applicable, attain age 65 or eligibility for Medicare, if later; provided, however, that in the event continued coverage for Executive and his spouse and dependents under the health plan would result in an adverse tax consequence to the Company or other executives of the Company, the Company shall permit Executive to purchase comparable coverage under such plan. In that event, the Company shall annually also provide Executive (or his spouse in the event surviving at Executive's death), until the health coverage ceases, with an annual bonus (payable on or before January 31 of each year during which the health coverage is provided) equal to the amount of premium that would be required under such plan for Executive to purchase such coverage for himself, his spouse and his dependents, if any, and a tax equivalency payment (assuming Executive is in the maximum Federal, state and local income tax brackets) such that Executive receives enough funds on an after tax basis to be able to pay such premiums.

     5.5  Required Provisions. If Executive is suspended from office and/or
          -------------------
temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Bank's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 8(e)(4) or
(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) and (g)(1)), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected. In the case of termination or removal of the Executive by an order issued under section 8(e)(4) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4)), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Company shall, if it deems the reinstatement of the Executive to his former position to be in the best interest of the Company, use its best efforts to appeal and overturn such order.

     If the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989), all obligations under this Agreement shall terminated as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank:

     1. by the Office of Thrift Supervision ("OTS"), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) (12 U.S.C.(S)1823(c)) of the Federal Deposit Insurance Act; or

     2. by the OTS, at the time the OTS approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OTS to be in an unsafe or unsound condition.

     Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.

     5.6. Voluntary Termination. Executive may voluntarily terminate the
          ---------------------
Employment Term upon 60 days' prior written notice for any reason. In such event, no further payments shall be due under this Agreement except that Executive shall be entitled to any benefits due in accordance with the terms of any applicable plan and programs of the Company, including the health coverage described in Section 5.4. A Voluntary Termination under this Section 5.6 shall not be deemed a breach of this Agreement.

     6.   Payments Due on a Change in Control.
          -----------------------------------

     6.1. Definitions. For all purposes of this Section 6, the following terms
          -----------
shall have the meanings specified in this Section 6.1 unless the context otherwise clearly requires:

     (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (b) "Base Compensation" shall mean the total cash remuneration received by Executive in all capacities with the Company and its Affiliates, including current annualized base salary and all short-term annual incentives at the target level, and reported (or as would be reported) for Federal income tax purposes on Form W-2, together with any and all salary deferrals under any of the Company's benefit plans or programs, for the most recent full calendar year immediately preceding the calendar year in which occurs a Change of Control, or the calendar year in which occurs a Change of Control, whichever is higher.

     (c)  "Beneficial Owner" shall have the meaning ascribed to such term in
Section 13(d)(3) of the Exchange Act.

     (d) "Change of Control" shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the Effective Date, pursuant to Section 13 or 15(d) of the Exchange Act; or (ii) results in a change in control of the Bank or the Company within the meaning of the Home Owners Loan Act, as amended ("HOLA"), and applicable rules and regulations promulgated thereunder, as in effect on the Effective Date, or (iii) without limitation such a Change of Control shall be deemed to have occurred at such time as (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of 20% or more of the Bank's or the Company's outstanding securities except for any securities of the Bank purchased by the Company in connection with the conversion of the Company to the stock form and any securities purchased by the Bank's employee stock ownership plan and trust; or (b) individuals who constitute the Board on the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Bank or the Company or similar transaction occurs in which the Bank or the Company is not the resulting entity; or (d) a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company; or (e) a tender offer is made and completed for 20% or more of the voting securities of the Bank or Company then outstanding.

     (e) "Person" shall have the meaning ascribed to such term in Sections 13(d) and 14(d) of the Exchange Act.

     (f) "Termination Date" shall mean the date of receipt of the Notice of Termination as described in Section 6.2 or any later date specified therein, as the case may be.

     (g) "Termination of Employment" shall mean the termination of Executive's actual employment relationship with the Company.

     (h) "Termination following a Change of Control" shall mean a Termination of Employment within two years after a Change of Control either:

          (i) initiated by the Company for any reason other than (a) Executive's continuous illness, injury or incapacity for a period of twelve consecutive months or (b) for "cause," as defined in Section 5.3 hereof; or

          (ii) initiated by Executive upon one or more of the following occurrences:

               (1) any failure of the Company to comply with and satisfy any of the terms of this Agreement;

               (2) any change resulting in a reduction by the Company of the authority, duties or responsibilities of Executive;

               (3) any reduction by the Company of Executive's compensation level or removal from the officer positions which Executive holds as of the Effective Date hereof except in connection with promotions to higher office;

               (4) the requirement that Executive undertake business travel (or commuting in excess of fifty miles each way) to an extent substantially greater than is reasonable and customary for the position Executive holds; or

               (5) after six months following the Change of Control only, Executive determines, in his sole discretion, that circumstances have so changed with respect to the Company that he no longer wishes to continue in employment.

     6.2. Notice of Termination. Any Termination following a Change of Control
          ---------------------
shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and (ii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

     6.3. Severance Compensation With Termination. Subject to the provisions of
          ---------------------------------------
Section

6.6, in the event of Executive's Termination following a Change of Control or in the event that Executive is terminated under Section 5.4 within the six-month period immediately preceding a Change of Control (in which case any payments made pursuant to Section 5.4 shall reduce the amount due under this Section), the Company shall pay to Executive, within fifteen days after the Termination Date (or as soon as possible thereafter in the event that the procedures set forth in Section 6.6 hereof cannot be completed within 15 days), an amount in cash equal to 2.99 times Executive's Base Compensation.

     6.4. Other Payments, Stock Options and Stock. The payment due under Section
          ---------------------------------------
6.3 hereof shall be in addition to and not in lieu of any payments or benefits due to Executive under any other plan, policy or program of the Company (and Executive's bonus under the Company's Annual Incentive Plan shall be paid at the target level for the fiscal year in which the Change of Control occurs), all of which shall be paid within 15 days after the Change of Control (or as soon as possible thereafter in the event that the procedures set forth in Section 6.7 cannot be completed within 15 days), including the health coverage described in
Section 5.4, except that no payments shall be due to Executive under the Company's then severance pay plan for employees, if any, and all options to purchase shares of stock of the Company shall become fully vested and all restrictions on shares of stock of the Company previously granted to Executive shall lapse and shall not be subject to any further conditions, and all such options shall be exercisable as provided in Section 1.8.

     6.5. Enforcement.
          -----------

          (a) In the event that the Company shall fail or refuse to make payment of any amounts due Executive under Sections 6.3 and 6.4 within the respective time periods provided therein, the Company shall pay to Executive, in addition to the payment of any other sums provided in this Agreement, interest, compounded monthly, on any amount remaining unpaid from the date payment is required under Section 6.3 and 6.4, as appropriate, until paid to Executive, at the rate from time to time specified in The Wall Street Journal as the "prime rate" plus 2 %, each change in such rate to take effect on the effective date of the change in such prime rate.

          (b) It is the intent of the parties that Executive not be required to incur any expenses associated with the enforcement of his rights under this
Section 6 by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, the Company shall pay Executive on demand the amount necessary to reimburse Executive in full for all expenses (including all attorneys' fees and legal expenses) incurred by Executive in enforcing any of the obligations of the Company under this Agreement.

     6.6  Certain Reductions in Payments.
          ------------------------------

          (a) If the aggregate payments or benefits to be made or afforded to Executive pursuant to this Agreement (and any other plans, programs and arrangements maintained by the Company) (the "Termination Benefits") would constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor thereto, and if such Termination Benefits were reduced to an amount (the "Non Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three times Executive's "base amount" (determined in accordance with Code
Section 280G), and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus the amount of tax required to be paid by Executive thereon by Code Section 4999, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be determined by Executive. Notwithstanding the foregoing, if after application of the preceding sentences of this subsection 6.6(a), it is determined that the Executive received an excess parachute payment despite the reduction in the Executive's Termination Benefits, the excess of such Termination Benefits paid to the Executive over 2.99 times the Executive's "base amount," as defined in
Section 280G of the Code, shall be treated as a loan to the Executive, and the Executive shall be required to repay such amount to the Bank or the Company, or the successor of the Bank or the Company, within ten years of the date of such determination, with interest at the prime rate as set forth from time to time in The Wall Street Journal.

          (b) All determinations to be made under this Section 6 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

          (c) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Termination Payment, a change is finally determined to be required in the amount of taxes paid by Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to Executive after taking into account the provisions of
Section 4999 of the Code shall reflect the intent of the parties as expressed in subsection (a) above, in the manner determined by the Accounting Firm.

          (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company.

     7.   Survivorship. The respective rights and obligations of the parties
          ------------
hereunder shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations and shall be binding on all successors and assigns to the Company which shall obtain the affirmation of any successor or assign prior to the assignment.

     8.   Methodology. Executive shall not be required to mitigate the amount of
          -----------
any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

     9.   Arbitration and Expenses. In the event of any dispute under the
          ------------------------
provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Harrisburg, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for his or its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

     10.  Notices. All notices and other communications required or permitted
          -------
hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

     If to the Company, to:

                     Waypoint Financial Corp.
                     235 N. Second Street
                     Harrisburg, PA 17101
                     Attention: Chairman, Compensation Committee
                     Fax: (717) 231-2950

     With a required copy to:

                     Luse Lehman Gorman Pomerenk & Schick, PC
                     5335 Wisconsin Avenue, NW, Suite 400
                     Washington, D.C. 20015
                     Attention: Eric Luse, Esq.
                     Fax: (202) 362-2902

     If to Executive, to:

                     Charles C. Pearson, Jr.
                     20 Woburn Abbey Avenue
                     Camp Hill, PA 17011

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

     11.  Contents of Agreement, Amendment and Assignment.
          -----------------------------------------------

          (a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

          (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

     12.  Severability. If any provision of this Agreement or application
          ------------
thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     13.  Remedies Cumulative; No Waiver. No remedy conferred upon a party by
          ------------------------------
this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

     14.  Beneficiaries. Executive shall be entitled, to the extent permitted
          -------------
under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     15.  Miscellaneous. All section headings used in this Agreement are for
          -------------
convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. 16.

     16.  Withholding. The Company may withhold from any payments under this
          -----------
Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received hereunder.

     17.  Governing Law. This Agreement shall be governed by and interpreted
          -------------
under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

     18.  Corporate Authority. The Company hereby represents that it has taken
          -------------------
all required corporate action in accordance with the provisions of its bylaws and articles of incorporation to enter into and to carry out the terms of this Agreement.


                 [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

            ATTEST:                        WAYPOINT FINANCIAL CORP.



________________________________     By:
Secretary                                  Title:



WITNESS:                                   CHARLES C. PEARSON, JR.



                                           -----------------------------------

                                    EXHIBIT A

                     ADJUSTMENT TO NONQUALIFIED STOCK OPTION


     The nonqualified stock option referenced in Section 1.8(b) shall be adjusted, if at all, based upon the movement of the average of the stock prices of the companies which compose the Ryan, Beck & Co. Mutual Holding Company Index (the "MHC Index") compared to the average of the stock prices of the companies which compose the S&P 500 Index (the "Market Index"). On the Grant Date, the positions of each index shall be established (the "Initial Positions"). The positions of each index (the "Adjusted Positions") shall be examined on each of the first five anniversary dates of the Grant Date (the "Anniversary Dates"). Except as described below, if, on any Anniversary Date, the Adjusted Position of the MHC Index is lower than the Initial Position of the MHC Index by twenty percent (20%) or more, an examination of the Market Index will be required. If, after examining the Adjusted Position of the Market Index on the Anniversary Date compared to the Initial Position of the Market Index, the reduction in the MHC Index relative to the movement of the Market Index remains at twenty percent (20%) or more, the following adjustment shall be made:

     The original nonqualified stock option shall be canceled and a new option (the "New Option') shall be issued to Executive representing the number of shares still available under the Option (i.e., the New Option shall not include the number of shares represented by any previous exercise of the original stock option). The New Option will be (and will become) vested in accordance with the terms of the original nonqualified stock option. The New Option will be issued as of the Anniversary Date with respect to which the measurements necessitating the adjustment were taken. The exercise price of the New Option will be equal to the fair market value of the closing price of the Company common stock on the NASDAQ National Market on the Anniversary Date.

     Examinations of the MHC Index and the Market Index shall be made only on Anniversary Dates (or, if an Anniversary Date does not fall on a business day, the next business day immediately following the Anniversary Date). Movements in the indices which occur during the one-year periods between Anniversary Dates shall not require an adjustment to the nonqualified option unless the twenty percent (20%) threshold was met on an Anniversary Date. If the positions of the indices on an Anniversary Date necessitate an adjustment to the nonqualified stock option as described herein, the positions of the indices on that Anniversary Date shall represent the benchmarks with respect to which any subsequent movements in the indices shall be measured. No adjustments shall be made to the nonqualified stock option at any time following the fifth Anniversary Date (except as may be required by the measurements on the fifth Anniversary Date).

     The following example is illustrative of the operation of this adjustment methodology:

     Assume that on the Effective Date the MHC Index Initial Position is 100. Assume that on the first Anniversary Date, the MHC Index Adjusted Position is 80, thereby representing a decline of twenty percent (20%) in the index. If the Market Index has remained constant or has risen, an adjustment shall be made to the nonqualified stock option and a New Option will be granted as described above, with an exercise price equal to the closing price of the Company's common stock on the Anniversary Date. If, however, the Market Index has also declined to any extent (such that the reduction in the MHC Index relative to the market Index is not less than 20%), no adjustment to the nonqualified stock option shall be required. If an adjustment to the nonqualified stock option is required, the positions of the indices on the Anniversary Date shall be established as the new benchmarks with respect to which any subsequent movements of the indices shall be measured. (i.e., the positions of the indices on the
                                   ----
Anniversary Date shall be substituted for the Initial Positions).

EXHIBIT B

                        CONFIDENTIAL SEPARATION AGREEMENT
                               AND GENERAL RELEASE

     THIS AGREEMENT, made and entered into on this day of by and between Waypoint Financial Corp., a Pennsylvania corporation (the "Company"), with its principal office in Harrisburg, Pennsylvania, and Charles C. Pearson, Jr., a resident of Pennsylvania ("Executive").

                                   WITNESSETH:

     WHEREAS, the Company had heretofore employed Executive under an Employment Agreement originally entered into as of ________________, 2000 (the "Employment Agreement"); and

     WHEREAS, Executive has terminated employment and the Employment Agreement has been terminated as of [Insert date and reason for termination], and

     WHEREAS, the Company and Executive wish to enter into an agreement to provide for a mutual release as to any claims including, without limitation, claims that might be asserted by Executive under the Employment Agreement and the Age Discrimination in Employment Act, as further described herein, and reaffirm Executive's right to indemnification for actions taken within the scope of his employment;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. The Company and Executive hereby agree that Executive's termination of employment shall be effective on ______________ and that the Employment Agreement, except as otherwise provided therein as to obligations that continue beyond its term, shall terminate on that date.

     2. Notwithstanding Executive's termination of employment and the termination of the Employment Agreement, in consideration of the release provided by Executive under paragraph 6 below, the Company shall pay or cause to be paid or provided to Executive, subject to applicable employment and income tax withholdings and deductions, all amounts and benefits required under Section
5.4 of the Employment Agreement.

     3. Executive agrees and acknowledges that the Company, on a timely basis, has paid, or has agreed to pay, to Executive all other amounts due and owing based on his prior services in accordance with the terms of the Employment Agreement and that the Company has no obligation, contractual or otherwise to Executive, except as provided herein, nor does it have any obligation to hire, rehire or re-employ Executive in the future.

     4. Executive agrees and reaffirms that the provisions of the Employment Agreement relating to Confidential Information shall continue to apply notwithstanding the termination of Executive's employment and the termination of the Employment Agreement, and that the Company shall be entitled to all remedies available under Section 4 of the Employment Agreement in enforcing its rights hereunder as well as under Section 2 of the Employment Agreement.

     5. Executive further agrees and reaffirms that Section 3 of the Employment Agreement, as to Non-Competition, shall continue to apply notwithstanding the termination of Executive's employment and the termination of the Employment Agreement, and that the Company shall be entitled to all remedies available under Section 4 of the Employment Agreement in enforcing its rights hereunder as well as under Section 3 of the Employment Agreement.

     6. In full and complete settlement of any claims that Executive may have against the Company, including any possible violations of the Age Discrimination in Employment Act, 29 U.S.C. (S)621 et. seq. ("ADEA"), in connection with his termination of employment, and for and in consideration of the undertakings of the Company described herein, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company, and each of its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, and their respective successors and assigns, heirs, executors and administrators (hereinafter all included within the term "the Company"), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or hereafter may have, or which Executive's heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive's employment to the date of this Agreement; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive's employment relationship or the Employment Agreement and his termination from that employment relationship and the termination of the Employment Agreement, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under ADEA, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. (S)2000e et. seq. ("Title VII"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, Section 11(c) of the Occupational Safety and Health Act, and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that nothing herein shall preclude Executive from joining the Company, and the Company shall defend Executive, in any action brought against and for which he would have been indemnified pursuant to the bylaws of the Company as of the date hereof, unless later limited in accordance with applicable law, or under applicable law (in which case he shall notify the Company within five business days after receiving service of process as to the commencement of the action and give the Company the right to control the defense of any such action). Notwithstanding the foregoing, nothing contained herein shall prevent Executive from requiring the Company to fulfill its obligations hereunder, under the Employment Agreement or under any employee benefit plan, as defined in Section 3(3) of ERISA, maintained by the Company and in which Executive participated.

     7. Executive further agrees and covenants that neither he, nor any person, organization or other entity on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for personal equitable or monetary or other similar relief against the Company, involving any matter occurring at any time in the past up to and including the date of this Agreement, or involving any continuing effects of any actions or practices which may have arisen or occurred prior to the date of this Agreement, including any charge of discrimination under ADEA, Title VII, the Workers' Compensation Act or state or local laws. In the event that Executive breaches his undertakings under this Agreement, then the Company will be relieved of all further obligations owed hereunder and he will forfeit all monies paid to him and the value of the benefits due under Section 5.4 of the Employment Agreement.

     8. In full and complete settlement of any claims that the Company may have against Executive, other than the fulfillment of Executive's obligations hereunder or his remaining obligations under the Employment Agreement as provided in Sections 4 and 5 above, and for and in consideration of the undertakings of Executive described herein, the Company does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive and his heirs, executors and administrators (hereinafter all included within the term "Executive"), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which the Company ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever within the scope of Executive's employment by the Company from the beginning of Executive's employment with the Company to the date of this Agreement; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to actions taken by Executive within the scope of his employment relationship or pursuant to the Employment Agreement and the termination of that employment relationship with the Company and of the Employment Agreement.

     9. The Company further agrees and covenants that neither it, nor any person, organization or other entity on its behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief against Executive, involving any matter occurring at any time in the past up to the date of this Agreement, or involving any continuing effects of any actions or practices which may have arisen or occurred prior to the date of this Agreement so long as Executive meets all of his obligations under this Agreement and the Employment Agreement. In the event that the Company breaches its undertakings under this Agreement, then Executive will be relieved of all further obligations owed hereunder.

     10. Executive hereby agrees and acknowledges that under this Agreement, the Company has agreed to provide him with compensation and benefits that are in addition to any amounts to which he otherwise would have been entitled under the Employment Agreement or otherwise in the absence of this Agreement, and that such additional compensation is sufficient to support the covenants and agreements by Executive herein.

     11. Executive further agrees and acknowledges that the undertakings of the Company as provided in this Agreement are made to provide an amicable conclusion of Executive's employment by the Company and, further, that Executive will not require the Company to publicize anything to the contrary. Executive and the Company, its officers and directors, will not, disparage the name, business reputation or business practices of the other. In addition, by signing this Agreement, Executive agrees not to pursue any internal grievance with the Company.

     12. Executive hereby certifies that he has read the terms of this Agreement, that he has been advised by the Company to consult with an attorney and that he understands its terms and effects. Executive acknowledges further that he is executing this Agreement of his own volition, without any threat, duress or coercion and with a full understanding of its terms and effects and with the intention, as expressed in Section 6 hereof, of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him provided the Company meets all of its obligations under this Agreement. The Company has made no representations to Executive concerning the terms or effects of this Agreement other than those contained in this Agreement.

     13. Executive hereby acknowledges that he was presented with this Agreement on _________________________, and that he was informed that he had the right to consider this Agreement and the release contained herein for a period of twenty-one (21) days prior to execution. Executive also understands that he has the right to revoke this Agreement for a period of seven (7) days following execution, by giving written notice to the Company at 235 N. Second Street, Harrisburg, PA 17101, Attention: Chairman, Compensation Committee, in which event the provisions of this Agreement shall be null and void, and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

     14. Executive and the Company agree that if any part of this Agreement is determined to be invalid, illegal or otherwise unenforceable, the remaining provisions of this Agreement shall not be affected and will remain in full force and effect.

     15. Executive agrees that he will not in any way communicate the terms of this Agreement to any person other than his immediate family, attorney or financial advisor unless compelled by law or administrative proceeding to do so.

     16. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


ATTEST:                                            WAYPOINT FINANCIAL CORP.

_________________________                   By:_______________________________
Secretary


WITNESS:
                                                 CHARLES C. PEARSON, JR.

                                                ------------------------------